EXHIBIT 99.1


[DHB LOGO GOES HERE]           NEWS FROM DHB INDUSTRIES INC
                        2102 SW 2nd Street  Pompano Beach, FL 33069
                         Tel: 954-630-0900  www.dhbindustries.com


                        INVESTOR RELATIONS CONTACT     PUBLIC RELATIONS CONTACT
                        Glenn Wiener                   Lee Esopakis
                        212-786-6013                   954-630-0900
                        ir@dhbt.com                    pr@dhbt.com

FOR IMMEDIATE RELEASE

               DHB INDUSTRIES INC PROVIDES UPDATES ON CLASS ACTION
                            AND DERIVATIVE LAWSUITS

              - DAVID BROOKS RESIGNS AS BOARD MEMBER AND EMPLOYEE -
            - AGREED UPON SETTLEMENT FUNDS PAID AND HELD IN ESCROW -
            - COMPANY TO CONSIDER STRATEGIC FINANCING ALTERNATIVES -

         POMPANO BEACH, FLORIDA, AUGUST 3, 2006 - DHB Industries, Inc. (OTC Pink
Sheets: DHBT.PK), a leader in the field of protective body armor, announced today updates regarding its previously reported agreement in principle to settle the class action and derivative lawsuits involving the Company pending in the United States District Court for the Eastern District of New York.

         The Company announced that it has funded its portion, approximately $22.3 million, of the previously reported $34.9 million cash settlement to resolve the class and derivative actions, under a Memorandum of Understanding ("MOU") entered into in July. The Company made its payments using funds generated by a series of transactions with David H. Brooks, the Company's former Chairman and Chief Executive Officer. The remaining portion of the $34.9 million settlement is to be paid for by the Company's directors' and officers' liability insurers through a buyout of the policies. The Company paid the funds into an escrow account, pending Court approval of the settlement, pursuant to the MOU.

         Of the $22.3 million paid by the Company, $7.5 million came from the accelerated exercise by Mr. Brooks of a warrant to acquire 3 million shares of the Company's common stock. The warrant's original exercise price was $1.00 per share; Mr. Brooks paid an elevated exercise price of $2.50 per share to generate funds for the settlement. The Company sold an additional 3,007,099 shares of its common stock at a price of $4.93 per share in a private placement transaction to Mr. Brooks. It used the proceeds from this transaction to fund the remaining $14.8 million.

         The Company also announced today that pursuant to a release agreement, Mr. Brooks resigned on July 31, 2006 from his position as a member of the Board of Directors and from all positions held by him in the Company or any of its subsidiaries or affiliates. The employment agreement between the Company and Mr. Brooks was accordingly terminated. The Company agreed to pay Mr. Brooks any unpaid salary through July 31, 2006, but Mr. Brooks is not entitled to any additional compensation, accrued or unused vacation, or unpaid expenses. This agreement also contains general releases from the Company to Mr. Brooks and from Mr. Brooks to the Company, which will become invalid if the settlement of the litigation is not approved by the court. Mr. Brooks's resignation and the termination of his employment agreement, however, will stand, regardless of the court's decision.

                                    - MORE -

         The proposed settlement of the class action and derivative lawsuits remains subject to, among other things, review and approval of the court. There can be no assurance that the court will approve the proposed settlement. If the settlement is not finally approved, the Company is required to return $4.5 million of the $7.5 million in proceeds from Mr. Brooks's warrant exercise (representing the difference between the original exercise price of the warrants and the elevated exercise price pursuant to the MOU), and Mr. Brooks will have the right to sell back to the Company some or all of the Company's common stock he acquired in the private placement at $4.93 per share.

         Additionally, the Company announced today that it is exploring various strategic alternatives to enhance shareholder value. There can be no assurance that this process will result in any specific transaction, nor does the Company expect to disclose developments with respect to the exploration of strategic alternatives unless and until its Board of Directors has approved a definitive transaction. At present time, there is nothing material to report.

ABOUT DHB INDUSTRIES

DHB Industries, Inc.'s Armor Group is in the protective body armor industry. The Company's highly recognized subsidiaries, Point Blank Body Armor, Inc. (www.pointblankarmor.com) and Protective Apparel Corporation of America (PACA) (www.pacabodyarmor.com), are focused on the design, manufacture, and distribution of bullet resistant and protective body armor for military, law enforcement, and corrections in the U.S. and worldwide. DHB Sports Group, consisting of Company subsidiary NDL Products, Inc. (www.ndlproducts.com), produces and markets a comprehensive line of athletic supports and braces which are merchandised through national superstore chains as well as through private label distributors.

The Company maintains facilities in Deerfield Beach, FL, Oakland Park, FL, Pompano Beach, FL, Jacksboro, TN and Washington, DC. To learn more about DHB Industries, Inc., visit the website at (www.dhbindustries.com).

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: THE STATEMENTS WHICH ARE NOT HISTORICAL FACTS CONTAINED IN THIS PRESS RELEASE ARE FORWARD-LOOKING STATEMENTS, WHICH ARE BASED LARGELY ON THE COMPANY'S EXPECTATIONS AND ARE SUBJECT TO VARIOUS BUSINESS RISKS AND UNCERTAINTIES,
CERTAIN OF WHICH ARE BEYOND THE COMPANY'S CONTROL. WORDS SUCH AS "EXPECTS," "ANTICIPATES," "TARGETS," "GOALS," "PROJECTS," "INTENDS," "PLANS," "BELIEVES," "SEEKS," "ESTIMATES," VARIATIONS OF SUCH WORDS, AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY SUCH FORWARD-LOOKING STATEMENTS. THESE FORWARD-LOOKING STATEMENTS ARE ONLY PREDICTIONS THAT SPEAK AS OF THE DATE HEREOF AND ARE SUBJECT TO RISKS, UNCERTAINTIES AND ASSUMPTIONS THAT ARE DIFFICULT TO PREDICT. THEREFORE, ACTUAL RESULTS MAY DIFFER MATERIALLY AND ADVERSELY FROM THOSE EXPRESSED IN ANY FORWARD-LOOKING STATEMENTS. FACTORS THAT MIGHT CAUSE OR CONTRIBUTE TO SUCH DIFFERENCES INCLUDE, BUT ARE NOT LIMITED TO, (1) EXPECTATIONS AS TO THE TIMING OF THE FILING OF THE REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2005 AND THE QUARTERLY REPORT ON FORM 10-Q FOR THE QUARTERLY PERIODS ENDED MARCH 31, 2006 AND JUNE 30, 2006, (2) ANY LISTING REQUIREMENTS WHICH MAY BE PRESCRIBED OR ANY DETERMINATION WHICH MAY BE MADE BY THE AMERICAN STOCK EXCHANGE, (3) UNCERTAINTY OF FUTURE FINANCIAL RESULTS, (4) ADDITIONAL FINANCING REQUIREMENTS, (5) DEVELOPMENT OF NEW PRODUCTS, (6) GOVERNMENT APPROVAL PROCESSES, INCLUDING APPROVAL OF THE SETTLEMENT BY THE COURT, (7) THE IMPACT OF COMPETITIVE PRODUCTS OR PRICING, (8) TECHNOLOGICAL CHANGES, (9) THE EFFECT OF POLITICAL AND ECONOMIC CONDITIONS, (10) THE OUTCOME AND IMPACT OF LITIGATION TO WHICH THE COMPANY IS A PARTY AND THE SECURITIES AND EXCHANGE COMMISSION AND OTHER INVESTIGATIONS REGARDING THE COMPANY, AND (11) OTHER UNCERTAINTIES DETAILED IN THE COMPANY'S FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION. YOU ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THESE FORWARD-LOOKING STATEMENTS THAT SPEAK ONLY AS OF THE DATE HEREOF. THE COMPANY UNDERTAKES NO
OBLIGATION TO REVISE OR UPDATE PUBLICLY ANY FORWARD-LOOKING STATEMENTS TO REFLECT ANY CHANGE IN THE EXPECTATIONS OF OUR MANAGEMENT WITH REGARD THERETO OR ANY CHANGE IN EVENTS, CONDITIONS, OR CIRCUMSTANCES ON WHICH ANY SUCH STATEMENTS ARE BASED.

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